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                      FIRST AMENDMENT TO AGREEMENT FOR PURCHASE
                 AND SALE OF ASSETS/TRANSFER OF MEMBER RESPONSIBILITY

     This First Amendment to Agreement for Purchase and Sale of Assets/Transfer of Member Responsibility (this "Amendment") is dated, for reference purposes only, June 5, 1998, by and between Sierra Primary Care Medical Group, A Medical Corporation, a California professional corporation ("Sierra Group") and Prospect Medical Holdings, Inc., a Delaware corporation ("Prospect Holdings"), on the one hand, and PrimeCare Medical Group of Antelope Valley, Inc., a California professional corporation, ("Antelope Valley Group"), and PrimeCare International, Inc., a Delaware corporation, ("PrimeCare International").

                                       RECITALS

     A. The parties set forth above have previously entered into that certain Agreement for the Purchase and Sale of Assets/Transfer of Member Responsibility (the "Purchase Agreement") whereby certain assets of PrimeCare International and member responsibility of Antelope Valley Group are to be sold and transferred to Prospect Holdings and Sierra Group, respectively.

     B. David Jensen, M.D. ("Dr. Jensen") has entered into that certain Affiliation Agreement dated April 1, 1997, that certain Provider Service Agreement dated January 1, 1998, and that certain Consent to Assignment of Provider Service Agreement and Affiliation Agreement dated February 25, 1998.
In accordance with the terms of the Affiliation Agreement, Dr. Jensen is to receive monthly payments of One Thousand Two Hundred Fifty Dollars ($1,250.00) for fifty-nine (59) months from the Effective Date, as defined therein (the "Fixed Consideration Fee"). PrimeCare International and Dr. Jensen have executed that certain First Amendment to Affiliation Agreement, whereby PrimeCare International shall pay to Dr. Jensen Forty-Five Thousand Dollars ($45,000.00) in accordance with the First Amendment to Affiliation Agreement (as described below) as full and final satisfaction of the Fixed Consideration Fee.

     C. The parties now desire to amend and modify the Purchase Agreement as set forth below.

                                      AGREEMENTS

     NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties agree as follows:

     1. JENSEN.

          a. At or before the Closing, PrimeCare International and Dr. Jensen shall execute that certain First Amendment to Affiliation Agreement, and PrimeCare International shall pay to Dr. Jensen the sum of Forty-Five Thousand Dollars ($45,000.00)

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(in two (2) installments of $11,250.00 and one (1) installment of $22,500.00 on the dates set forth in said First Amendment to Affiliation Agreement) as full and final satisfaction of the Fixed Consideration Fee.

          b. The PrimeCare Down Payment, as defined in the Purchase Agreement, is hereby increased by Eleven Thousand Two Hundred Fifty Dollars ($11,250.00) to a total of Four Hundred Eighty-Six Thousand Two Hundred Fifty Dollars ($486,250.00).

          c. On the date of the first payment of the Note (being ninety (90) days from the Closing), Prospect Holdings shall pay to PrimeCare an additional sum of Eleven Thousand Two Hundred Fifty Dollars ($11,250.00).

          d. On the date of the second payment of the Note (being one hundred eighty (180) days from the Closing), Prospect Holdings shall pay to PrimeCare an additional sum of Twenty-Two Thousand Five Hundred Dollars ($22,500.00).

          e. Schedule "A" of Exhibit 1.2 of the Purchase Agreement is hereby modified to include the First Amendment to Affiliation Agreement.

     2. VARMA.

          a. Schedule "A" of Exhibit 1.2 of the Purchase Agreement is hereby modified to include the following:

          I. Provider Service Agreement by and between PrimeCare Medical Group Network, Inc. and Penmetsa Varma, M.D., dated June 1, 1997

               a. Amendment to Provider Service Agreement by and between PrimeCare Medical Group of Antelope Valley, Inc., a California professional corporation, and Penmetsa Varma dated February 25, 1998

     3. DATE OF PURCHASE AGREEMENT. The parties affirm and agree that the date of the Purchase Agreement is May 13, 1998, and that the Effective Time is hereby modified to be June 1, 1998, regardless of the Closing Date.

     4. CONSIDERATION. Prospect Holdings acknowledges that after the Closing, PrimeCare International intends to transfer all consideration received under the Purchase Agreement (including, but not limited to the PrimeCare Down Payment, the Note, and the Shares) to Discops LLC, a Delaware limited liability company ("Discops"). Prospect Holdings agrees to consent to the transfer of such consideration to Discops, and to execute such other documents and to take such other actions as may be reasonably requested by Discops or PrimeCare International to confirm or effectuate the transfer of said consideration;

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provided, however, that Prospect Holdings consent shall be subject to an agreement by Discops to abide by all of the terms and obligations of PrimeCare International under the Purchase Agreement, and all documents and instruments delivered by PrimeCare International at the Closing, to the same extent as PrimeCare International.

     5. DEFINITIONS. All words and phrases that are defined in any of the referenced agreements or instruments shall have the same meanings when used in this Amendment, except as any such words and phrases are modified by this Amendment.

     6. EFFECT. The parties hereby confirm and agree that the Purchase Agreement remains in full force and effect, and that except for the provisions specifically amended or modified herein, all other provisions of the Purchase Agreement remain unmodified.

          IN WITNESS WHEREOF, this Amendment is executed by and among the parties hereto on the dates set forth opposite their signatures below.

                         SIERRA PRIMARY CARE MEDICAL GROUP, A MEDICAL
                         CORPORATION

                         By:  Jacob Y. Terner, M.D.
                            -------------------------------------
                              Its:  CEO
                                  -------------------------------

                         PROSPECT MEDICAL HOLDINGS, INC.,
                         a Delaware corporation

                         By:  Jacob Y. Terner, M.D.
                            -------------------------------------
                              Its:  CEO
                                  -------------------------------

                         PRIMECARE MEDICAL GROUP OF ANTELOPE VALLEY, INC., a California professional corporation

                         By:  Prem Reddy, MD
                            -------------------------------------
                              Its:
                                  -------------------------------

                         PRIMECARE INTERNATIONAL, INC.,
                         a Delaware corporation

                         By:   Steve Adams
                            -------------------------------------
                              Its: Vice President
                                  -------------------------------

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